Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS
THIRD QUARTER RESULTS

CHICAGO, November 13 — Continental Materials Corporation (AMEX; CUO) today reported net income of $529,000, 33 cents per diluted share for its third quarter, on sales of $40,924,000. In the prior year’s quarter, net income was $1,038,000, 66 cents per diluted share on sales of $36,415,000.

All segments except Door reported increased sales for the quarter lead by a 20% increase from the Concrete, Aggregates and Construction Supplies (CACS) segment. The increased CACS volume was primarily due to three large jobs in the Pueblo area. Pricing also improved although the increases were largely instituted to offset increased cement and fuel costs.

Operating income for the 2006 quarter declined to $915,000 from $1,552,000 in the 2005 quarter despite the increased volume. Narrower margins were reported primarily in the Heating and Cooling and Evaporative Cooling segments due to increased copper, aluminum and steel costs. Selling and administrative costs were significantly higher in the Heating and Cooling segment due to the addition of personnel in the sales and engineering departments and the opening of a sales and service center in Oklahoma City, Oklahoma.

For the first nine months of 2006, net income was $1,658,000, $1.03 per diluted share.  In the prior year, the company reported net income of $1,695,000, $1.03 per diluted share.

Consolidated sales for the nine-month period increased $13,867,000 to $118,312,000.  All segments reported higher sales, with the CACS segment responsible for $12,059,000 of the improved sales. The CACS volume increased for the reasons noted above as well as more favorable weather in Colorado during the first quarter of 2006 as compared to the 2005 period. The operating results for the nine-month period ended September 30, 2006 were $2,871,000 compared to $2,516,000 for the prior year period as a result of the stronger sales. In addition, the operating performance of the Heating and Cooling and the Evaporative Cooling segments were both better during the first six months of the year prior to the material cost increases which did not significantly affect our results until the third quarter.

SUMMARY OF SALES AND EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Sales	$40,924,000	$36,415,000	$118,312,000	$104,445,000

Operating income	915,000	1,552,000	2,871,000	2,516,000

Interest expense, net	(250,000)	(225,000)	(548,000)	(515,000)

Other income	137,000	37,000	189,000	107,000

Income before income taxes	802,000	1,364,000	2,512,000	2,108,000

Provision for income taxes	273,000	326,000	854,000	413,000

Net income	$529,000	$1,038,000	$1,658,000	$1,695,000

Basic earnings per share	$.33	$.66	$1.03	$1.06
Average shares outstanding	1,605,000	1,563,000	1,605,000	1,601,000

Diluted earnings per share	$.33	$.65	$1.03	$1.03
Average shares outstanding	1,605,000	1,596,000	1,605,000	1,643,000